Exhibit 19.1
ABSCI CORPORATION
INSIDER TRADING POLICY

This memorandum sets forth the policy of Absci Corporation and its subsidiaries (collectively, the “Company”), regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.
PART I. OVERVIEW
A.    To Whom Does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers, employees and selected consultants and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as restricted stock units, preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•your spouse, child, parent, significant other or other family member, in each case, living in the same household;
•all trusts, family partnerships and other types of entities formed for your benefit of the Insider or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, if applicable, by all of your Affiliated Persons.
Special Procedures for Persons with Regular Access to Inside Information:
Members of our Board and our executive officers are deemed to have access to all “inside information” under the insider trading laws. Other officers, employees and consultants may also require regular access to “inside information” in performing their work. For this reason and for their protection, additional trading procedures apply to these directors, officers, employees and consultants. We will notify all members of the Board, officers and designated employees and consultants (collectively, and solely for the purpose of this Insider Trading Policy, “Insiders”) that they are subject to these additional trading procedures (the “Trading Procedures”), which are set forth in Part II of this memorandum. All Insiders must comply with these Trading Procedures.
These Trading Procedures may from time to time establish trading blackout period restrictions, trading window periods, and pre-clearance requirements. Insiders covered by the Trading Procedures will be restricted from trading in the Company’s securities during blackout periods. Additionally, Insiders will be required to pre-clear all transactions by such Insiders and their Affiliated Persons in the Company’s securities. You will be notified if you are an Insider and required to comply with the Trading Procedures.
Post-Termination Responsibilities:
In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the close of trading on the first trading day after any material nonpublic information known to you has become public or is no longer material.
B.    What is Prohibited by this Insider Trading Policy?
It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:
•trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with an approved Rule 10b5-1 Plan (defined below)1;
•giving trading advice of any kind about the Company; and
•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).
The prohibitions on trading under this Insider Trading Policy do not apply to:
(1) an exercise of an employee stock option when payment of the exercise price is made solely in cash to the Company; or
(2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The prohibitions on trading under this Insider Trading Policy do apply, however, to:
(1)the sale of Company securities upon or after the exercise of an employee stock option;
(2)the use of outstanding Company securities to pay part or all of the exercise price of an option; and
(3)any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any
•1 Under Rule 10b5-1 of the Exchange Act, you are permitted to enter a written binding plan with your stock broker to trade in the Company’s securities before you knew or had possession of material, nonpublic information and if certain other conditions are satisfied. See Section II.C.1 below for details.

transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
C.    What is Material, Nonpublic Information?
This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer, as appointed from time to time.
“Material” Information
Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•significant developments regarding collaborations, licenses, products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•potential collaboration discussions or information about an unannounced new collaboration, financing or other similar deals;
•program developments, regulatory or clinical status or updates, including communications with regulatory authorities, prior to issuance of a press release or public update;
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in senior management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a cybersecurity incident;
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•potential defaults under any credit agreements or indentures, or the existence of material liquidity deficiencies;
•bankruptcies or receiverships; and
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report.
By including the list of examples above, the Company does not mean to imply that each of these items above is per se material or that there are no other items that could be deemed material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, certain developments regarding a company’s programs or contracts may clearly be material; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exhaustive list of events and information that have a higher probability of being considered material.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.
For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading.

The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer.
PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Insiders
In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    Prohibited Transactions

•No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
•No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
2.    Gifts.
No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift or a limited partner distribution, in the case of a fund) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell.
3.    No Trading During Retirement Plan Blackout Periods.
If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

4.    Special Blackout Periods.

There are times when the Company or certain of its directors, senior management or other team members may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in the Company’s securities if they are notified that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer or his or her designee will subsequently notify the Insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

B.     Pre-Clearance Procedures
No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from such other officers.
1.Procedures. No Insider may trade in Company securities until:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•The Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule

144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
3.No Obligation to Approve Trades.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
4.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.
5.Post-Trade Reporting.
The details of any transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day in which the order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, price and broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having such Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions from Insider Trading Restrictions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows (if any), retirement plan blackout periods (if any) or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
2.Employee Benefit Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made to the Company solely in cash, and the purchased securities are held, not sold. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. For directors and executive officers subject to the requirements of Section 16 of the Exchange Act, the exercise of an option to purchase securities of the Company (and any subsequent sale) each triggers the obligation to file a Form 4 within two days. For this reason,

Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to (a) an Insider’s election to participate in the plan or alter their instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan or (b) periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan. However, no Insider may make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.
D.    Waivers
An Insider seeking the waiver of any provision of these Trading Procedures must submit such request in writing to the Compliance Officer, who shall then transmit the waiver request to the Audit Committee of the Board of Directors. Any waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
PART III. COMMUNICATION AND ACKNOWLEDGEMENT
All directors, officers and employees of the Company, as well as selected consultants, will be provided with a copy of this Insider Trading Policy upon its adoption (or the adoption of any amendment thereto), or upon beginning service at the Company. A copy of the Insider Trading Policy is also available to all directors, officers and employees of the Company, and to selected consultants to which this Insider Trading Policy may apply from time to time, by requesting a copy from the Compliance Officer.
    Receipt of the Insider Trading Policy will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers and employees of the Company, as well as selected consultants, will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading

Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.
*    *    *
Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED:         July 16, 2021
EFFECTIVE:        July 21, 2021
AMENDED ON:     December 5, 2023

EXHIBIT A
STOCK TRANSACTION REQUEST*
Pursuant to the Insider Trading Policy of Absci Corporation (the “Company”), I hereby notify the Company of my intent to transact in the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	Acquisition through employee benefit plan (please specify): ___________________________________________________________
Purchase through a broker on the open market
Other (please specify): ________________________________________
INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	Sale through employee benefit plan (please specify): ___________________________________________________________
Sale through a broker on the open market
Other (please specify): ________________________________________
INTENT TO GIFT Number of shares: __________________________ Intended transfer date: __________________________ Intended recipient: __________________________
SECTION 16 To be confirmed by Insiders who are members of the Board and executive officers only:

To the best of my knowledge, I have not engaged in any “matching” or “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of Company securities within 6 months of each other). [Note: check the box to confirm or, if applicable, provide information on any potential matching transaction(s) to the Compliance Officer or his or her designee as part of seeking approval]

CERTIFICATION
I hereby certify that I am (1) not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy (the “Policy”) and (2) not purchasing any securities of the Company on margin in contravention of the Policy and the procedures stated therein. I understand that, if I trade while possessing such material, nonpublic information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination. I also certify that the information provided on this form is accurate and complete to the best of my knowledge.

Insider’s Signature		Date
AUTHORIZED APPROVAL
	Signature of Compliance Officer (or designee)		Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

EXHIBIT B
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Absci Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.
I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures contained in the Insider Trading Policy shall not apply:                                                             .
I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Date:	Signature:

Name:

Title: